Exhibit 99

                            OFFICE RENTAL AGREEMENT


BETWEEN: GUINNESS BUSINESS CENTRE LTD.
         SUITE 300 - 1055 WEST HASTINGS STREET
         VANCOUVER, B.C.  V6E 2E9
         (HEREINAFTER REFERRED TO AS "LANDLORD")

AND      MIDNET INC.
         SUITE 300-1055 WEST HASTINGS STREET
         VANCOUVER, B.C.  V6E 2E9
         (HEREINAFTER REFERRED TO AS "CLIENT")

In consideration of the charges payable and the agreement herein, the parties agree as follows:

1. The Client agrees to rent from the Landlord office number 7 located in the Guinness Tower, 3rd Floor at 1055 West Hastings Street, Vancouver, B.C.

2. The term of the agreement shall be 12 MONTHS, to commence on JANUARY 1, 2004 AND TERMINATING ON DECEMBER 31, 2004. After the end of this term, the rates will be reviewed, and if another term is requested, a new Agreement will be drawn up with an increase of not more than 3% in rental rate.

3. If the Client does not wish to continue renting the office space beyond the Rental term, then the Client agrees to give at least one clear calendar month's written notice of intent to vacate the space. Upon termination of this Agreement, rates will be reviewed and leasing will be on a month-to-month basis, in which case the Client agrees to give at least one clear calendar month's notice of intent to vacate, or to pay one month's rent in lieu of proper notice.

4. The Client agrees to pay the Landlord a SECURITY DEPOSIT IN THE AMOUNT OF $1175.00, to be applied to any charges owing by the Client at the end of the term of occupancy. The deposit, less any outstanding charges, will be refunded after the end of the term.

5. The Client agrees to pay the Landlord, without any set-off, compensation or deduction whatsoever, a monthly rent and fees as follows:

     5.1 monthly rent in advance of $1175.00 PER MO.; throughout the lease term, plus 7% GST applicable.
     5.2 charges (plus applicable taxes) for fixed-cost services for the current month, plus charges for services supplied by the Landlord or incurred on behalf of the Client in the previous month.
     which sum shall be due and payable on the first day of each month. Arrear rent shall attract interest at a rate of 2% per month.

6. The Client agrees that non payment of rent or invoiced services for whatever reason shall be cause for immediate termination of this Agreement if the rent remains outstanding for more than five (5) calendar days from the date on which the rent was due.

7. The Landlord will supply the Client with Building/Elevator Security Access cards at a cost of $25.00 per card. All office and furniture keys supplied to the Client by the Landlord must be surrendered at the end of the term; otherwise a replacement charge will be levied by the Landlord.
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8.   During the notice period to vacate, the Landlord has the right to enter the suite for purposes of showing the suite to prospective Clients at reasonable times.

9. The Client shall use the suite for the purpose of a general office and for no other purpose without the prior written consent of the Landlord.

10. In the event of a labour dispute involving the Client, the Landlord reserves the right to terminate this agreement immediately should the said dispute interfere with the normal operations of the Business Centre.

11. In exchange for the monthly rent, based on a single occupant per office, the Client shall be entitled to utilize all the amenities and services of the Business Centre as per the attached schedule. If a second occupant is approved by the Landlord for the office, $95.00/MO ($55.00 IF THE OFFICE IF UNFURNISHED) will be charged and will entitle the 2nd occupant to utilize the said amenities and services.

12. The serviced hours of business shall be from 8:30 am to 5:00 pm Monday to Friday, holidays excepted. Clients issued bona fide security pass cards by the Landlord may access the premises at any time, with the understanding that the air conditioning/heating system is on "minimum" during late non-business hours. In rare cases, the building may be closed at the owner's discretion for maintenance procedures. Clients bringing visitors in after hours must accompany them at all times and are completely responsible for ensuring that security of the floor is not compromised.

13. The Landlord shall arrange for all permitted installations, alterations and connections in the suite, which costs shall be paid for by the Client. Pictures may be hung by permission using approved hardware. No signs shall be posted on Client's door, sidelight or windows.

14. The Landlord reserves the right to set out reasonable rules and regulations for the efficient operation of the Business Centre. Failure to comply could result in termination of the rental agreement by the Landlord.

15. The Client acknowledges that the premises are in good condition and undertakes to maintain them in good condition and deliver them back to the Landlord in similar condition. The Client shall be responsible for any damages to the office, furniture or premises.

16. The Client shall be responsible for insuring the personal contents in the suite if they so choose. The Landlord shall not be responsible for any damage to the premises of the client nor for the loss or damage to any property of the client by theft or otherwise.

17. The Client agrees to conduct business or activity in a manner that will not be deemed a nuisance or annoyance to other persons occupying offices in the Business Centre.

18.  The Client may not assign or sublet the suite.

Signed on ___________________________________.

MIDNET INC.                                        GUINNESS BUSINESS CENTRE LTD.

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